EXHIBIT 5.1

                                                 February 11, 1999

Board of Directors
Tel-Save.com, Inc.
6805 Route 202
New Hope, Pennsylvania  18938


     Re: Dividend Distribution of Rights to Purchase Tel-Save.com, Inc. Common Stock And Issuance of Shares Upon Exercise of the Rights

Gentlemen:

     I have acted as general counsel to Tel-Save.com, Inc. (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the distribution by dividend of non-transferable rights (the "Rights") to purchase shares of the Company's common stock, par value $.01 per share (the "Shares") and the issuance of the Shares upon exercise of the Rights. You have requested my opinion as to certain matters with respect to the Rights and Shares.

     I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that [the Rights have been duly authorized by the Board of Directors and are legally issued, fully paid and nonassessable, ]and the Shares have been duly authorized by the Board of Directors and, upon exercise of the Rights in accordance with their terms, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                              Sincerely yours,


                              /s/ Aloysius T. Lawn, IV
                              --------------------------------
                              Aloysius T. Lawn, IV
                              General Counsel and Secretary